EXHIBIT 10-3


                       AMENDMENT AGREEMENT NUMBER TWO
                       TO LOAN AND SECURITY AGREEMENT


       THIS AMENDMENT AGREEMENT NUMBER TWO TO LOAN AND SECURITY AGREEMENT (this "Amendment"), dated as of July 3, 2003, is entered into between U.S. BANK NATIONAL ASSOCIATION ("Bank") and CALIFORNIA AMPLIFIER, INC., a Delaware corporation ("Borrower"), and amends that certain Loan and Security Agreement, dated as of May 2, 2002, between Bank and Borrower, as amended by that certain Amendment Agreement Number One to Loan and Security Agreement, dated as of April 3 2003, between Bank and Borrower (collectively, the "Agreement"). All terms which are defined in the Agreement shall have the same definition when used herein unless a different definition is ascribed to such term under this Amendment, in which case, the definition contained herein shall govern. This Amendment is entered into in light of the following facts:

                                RECITALS
       WHEREAS, as of May 31, 2003, Borrower was not in compliance with the Fixed Charge Coverage Ratio;

       WHEREAS, Borrower has requested that Bank waive the Event of Default arising from such non-compliance and amend the Agreement (i) by changing the definition of Fixed Charge Coverage Ratio so that it is calculated on a rolling four fiscal quarter basis and (ii) by changing the level required for compliance;

       WHEREAS, Bank has agreed to the requested amendments to the Fixed Charge Coverage Ratio on the condition that Borrower agree, among other things, to a $3,000,000 reduction in the Maximum Revolving Amount, a $3,000,000 increase in the minimum amount of Cash and Cash Equivalents that Borrower must maintain as of the end of each fiscal quarter (unless and until Borrower achieves a required Fixed Charge Coverage Ratio for two consecutive fiscal quarters), and to make certain mandatory prepayments of Term Loan B.

       WHEREAS, Bank and Borrower have agreed to amend the Agreement in accordance with the terms and conditions contained in this Amendment.

       NOW, THEREFORE, the parties agree as follows:

1.  Amendments.  The Agreement is amended as follows:

1.1  The definition of "Fixed Charge Coverage Ratio" contained in
Section 1.1 is deleted in its entirety and is replaced with the following definition:

      "Fixed Charge Coverage Ratio" means, as of the end of the most recently concluded fiscal quarter of Borrower, the ratio of (i) EBITDA for the four previous fiscal quarters, minus all income taxes paid during such period, minus all distributions to shareholders made during such period, plus all shareholder investments in Borrower (whether in the form of Subordinated Debt, capital contributions or otherwise) during such period, minus unfinanced capital expenditures made during such period; to (ii) the aggregate amount of all principal payments due and payable in respect of long term debt by Borrower during such period, plus all interest payments due and payable by Borrower during such period. For the purposes of this definition, mandatory prepayments of principal on Term Loan B which are required under Section 2.2(b) shall not be deemed to be "principal payments due and payable in respect of long term debt."

1.2 The definition of "Maximum Revolving Amount" contained in Section 1.1 is deleted in its entirety and is replaced with the following definition:

      "Maximum Revolving Amount" means $10,000,000.

1.3 Effective as of the fiscal quarter of Borrower ending on August 31, 2003, Section 7.20(a) is deleted in its entirety and is replaced with the following:

      (a) Fixed Charge Coverage Ratio. (1) For the fiscal quarters ending August 31, 2003, and November 30, 2003, a Fixed Charge Coverage Ratio of not less than 1.10:1.0, measured on a fiscal quarter-end basis, (2) for the fiscal quarter ending February 29, 2004, a Fixed Charge Coverage Ratio of not less than 1.20:1.0, measured on a fiscal quarter-end basis, and (3) for the fiscal quarter ending May 31, 2004, and for each fiscal quarter ending thereafter, a Fixed Charge Coverage Ratio of not less than 1.25:1.0;

1.4 Effective as of the fiscal quarter of Borrower ending on August 31, 2003, Section 7.20(e) is deleted in its entirety and is replaced with the following:

      (e) Liquidity. Cash and Cash Equivalents of not less than $11,000,000, measured on a fiscal quarter-end basis during the term of this Agreement; provided, however, that if Borrower, subsequent to May 31, 2003, has a Fixed Charge Coverage Ratio for two consecutive fiscal quarters equal to or in excess of 1.25:1.0, then the amount of Cash and Cash Equivalents required under the Section 7.20(e) shall be reduced to $8,000,000; and

2. Waiver. Bank hereby waives the Event of Default caused by Borrower's non-compliance with the Fixed Charge Coverage Ratio covenant set forth in
Section 7.20(a) as of the fiscal quarter ending May 31, 2003.

3. Condition Subsequent. As a condition subsequent to the effectiveness of this Amendment (the failure by Borrower to so perform shall constitute an Event of Default), within one hundred twenty (120) days following the date of this Amendment, Borrower shall make a mandatory prepayment of principal in connection with Term Loan B in an amount equal to $1,000,000. The mandatory prepayment of principal hereunder shall be applied to the installments of principal due on Term Loan B in their inverse order of maturity. The mandatory prepayment hereunder shall not be deemed to be a "principal payment due and payable in respect of a long term debt" for the purposes of calculating the Fixed Charge Coverage Ratio pursuant to Section 7.20(a) of the Agreement.

4. Consent to Sale of Real Property. Bank hereby consents to the sale by Borrower of the Real Property Collateral located at (i) 351 South Peterson Street, Spring Green, Wisconsin 53588, and (ii) 33100 US Highway, Lone Rock, Wisconsin 53556, each on the condition that promptly upon closing of each such sale Borrower shall deliver to Bank all of the proceeds from such sale, net of closing costs, commissions, title insurance premium and other costs and expenses incurred by Borrower in connection with such sale. The proceeds of the each sale received by Bank shall be treated as a prepayment of principal due on Term Loan B and shall be applied to the installments of principal due on Term Loan B in their inverse order of maturity. The amount prepaid under this Section 3.2 shall not be deemed to be a "principal payment due and payable in respect of a long term debt" for the purposes of calculating the Fixed Charge Coverage Ratio pursuant to Section 7.20(a) of the Agreement.

5. Representations and Warranties. Borrower hereby affirms to Bank that all of Borrower's representations and warranties set forth in the Agreement are true, complete and accurate in all respects as of the date hereof.

6. Costs and Expenses. Borrower shall pay to Bank all of Bank's out-of-pocket costs and expenses arising in connection with the preparation, execution, and delivery of this Amendment and all related documents.

7. Limited Effect. Except for the specific amendments contained in this Amendment, the Agreement shall remain unchanged and in full force and effect.

8. Counterparts; Effectiveness. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which when so executed and delivered shall be deemed to be an original. All such counterparts, taken together, shall constitute but one and the same Amendment. This Amendment shall become effective upon the execution of a counterpart of this Amendment by each of the parties hereto.

       IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered as of the date first above written.


CALIFORNIA AMPLIFIER, INC.,
a Delaware corporation

By:     /s/ Richard K. Vitelle
      --------------------------
Title:   VP Finance & CFO


U.S. BANK NATIONAL ASSOCIATION

By:     /s/ John Stipanov
      --------------------------
Title:     Vice President